EXHIBIT 10.19



                      PRODUCT DEVELOPMENT AGREEMENT

                                BETWEEN

                    PATH 1 NETWORK TECHNOLOGIES INC.

                                  AND

                             BARCONET, N.V.


     THIS PRODUCT DEVELOPMENT AGREEMENT ("Agreement") is entered into effective as of February 5, 2001 ("Effective Date") between Path 1 Network Technologies Inc. ("Path 1"), a Delaware corporation located at 3636 Nobel Drive, Suite 275, San Diego, CA 92122, and BarcoNet, N.V. ("BarcoNet"), a Belgian public limited liability company located at Luipaardstraat 12, B-8500 Kortrijk, Belgium (hereinafter collectively "the Parties").

                                RECITALS

     WHEREAS, Path 1 has developed certain proprietary technology
("Technology") and desires to develop a PGA-100 system using the Technology and deliver prototypes thereof (the "Products") to BarcoNet in exchange for the compensation set forth herein; and,

     WHEREAS, BarcoNet desires Path 1 to perform certain engineering services in connection with the Product, including the development, testing and delivery of the Product for and to BarcoNet; and,

     WHEREAS, BarcoNet desires to manufacture and sell a PGA-100 system based on the prototypes delivered by Path 1 ("BarcoNet Product"); and,

     WHEREAS, Path 1 also desires an option to purchase and resell the BarcoNet Product.

     NOW, THEREFORE, in consideration of the mutual promises contained herein the Parties agree as follows:

                          TERMS AND CONDITIONS

1.   DEFINITIONS.

     1.1 "Acceptance Test" means the test of the Product to be jointly performed by Path 1 and BarcoNet based on the Acceptance Test Plan.

     1.2 "Acceptance Test Plan" or "ATP" means the test criteria and test procedures mutually agreed upon by the Parties to ensure the Product's compatibility with the Specifications as set forth in "Exhibit A". The parties shall use reasonable efforts to ensure that the ATP will be submitted by BarcoNet and agreed upon by Path 1 on or before March 1, 2001. "Exhibit B", attached hereto, is a requirement set for the proof of concept.

     1.3 "BarcoNet Deliverables" means, collectively or individually, the Product proof of concept requirements ("Exhibit B"), enclosure design, delivery of thirty (30) Enclosures, design recommendations, the Acceptance Test Plan, Customer Furnished Equipment for the Acceptance Test Plan, and review of all the Bill of Materials.

     1.4 "BarcoNet Product" means the PGA-100 system manufactured by BarcoNet using the Technology from Path 1.

     1.5 "Beta Unit" or "Unit" means the Product. More detailed information on the Beta Unit is contained in Exhibit C to this Agreement.

     1.6 "Bill of Materials" or "BOM" means the identification by manufacturer and model of certain components and subsystems integrated into the Product and the source from which such materials compliant with the Specifications may be obtained.

     1.7 "Customer Furnished Equipment" means equipment furnished by BarcoNet or its customers for use by Path 1.

     1.8 "Enclosure(s)" means the box provided by BarcoNet for encasement of the Product.

     1.9 "Intellectual Property Rights" means all current and future trade secrets, copyrights, patents and other patent rights, trademark rights, service mark rights, mask work rights and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

     1.10 "Path 1 Deliverables" means, collectively or individually, the Bill of Materials, Product requirements, proof of concept (Exhibit B), final mother and daughter board layout, preliminary BOM, preliminary user's manual, manufacturing and assembly instructions, acceptance test plan/procedures, two (2) engineering samples and twenty-five (25) units of the Product.

     1.11 "Path 1 Know-How" means the proprietary techniques, inventions, practices, methods, knowledge, designs, skill and experience relating to the Technology and the Product which Path 1 discloses to BarcoNet under this Agreement.

     1.12 "Path 1 Patents" means patents related to the subject matter of this Agreement issued as of the date hereof and the patents to issue after the date of this Agreement on patent applications entitled to a filing date prior to execution of this Agreement related to the subject matter of this Agreement, including without limitation all foreign counterparts, all substitutions, extensions, reissues, renewals, divisions, continuations and continuations in part relating to such patents and their foreign counterparts, and which are owned or controlled by Path 1 (where "controlled" means licensed-in by Path 1 with a royalty- free right to grant sublicenses).

     1.13 "Path 1 Technology" means (i) the inventions, designs, discoveries and processes claimed in the Path 1 Patents and (ii) the Path 1 Know-How.

     1.14 "Services" means the work and labor necessary for the performance of the respective obligations of the Parties to this Agreement.

     1.15 "Specifications" means the mechanical, engineering, operational and/or functional descriptions, details and requirements for the Product as set forth in Exhibit A as the same may be modified as provided herein. Included are any standards for performance or operation of the item to which such Specifications pertain.

2.   SCOPE OF WORK.

     2.1 Services. Upon the terms and conditions set forth in this Agreement, each party will be responsible for obtaining all of the technology, labor, material, tooling and facilities necessary for the completion of its portion of the Services, except as otherwise set forth in this Agreement.

     2.2 Agency Approvals. The Parties agree that Path 1 shall be responsible for supporting all board level and power supply changes required to meet CE and UL approval, and BarcoNet shall be responsible for obtaining the CE and UL approval. Path 1 and BarcoNet agree to form a joint certification team to obtain any other governmental or necessary private agency approvals or certification necessary for the Product and/or the BarcoNet Product in the United States and Belgium and to use reasonable efforts to obtain such approvals or certifications. The actual costs and filing fees for the submission for such approvals in the Unites States and Belgium and such other jurisdictions as the Parties mutually agree in writing shall be borne by BarcoNet. In order for Path 1 to perform its reasonable efforts obligations hereunder, BarcoNet shall provide Path 1 with customary English language summaries of the specifications of each individual jurisdiction's requirements where agency approval is sought. Each party shall provide all reasonable assistance to the other for obtaining approvals and certifications for the Product and/or BarcoNet Product, including use of any relevant testing, test results, documents, applications and approvals and certificates with regard to the Product and/or BarcoNet Product. In the event other governmental or private agency approvals or certifications are necessary, BarcoNet shall bear the cost of any Path 1 travel, lodging and related expenses incurred in support of approval activities in connection with the Product and/or BarcoNet Product. Except as set forth above, all costs for agency approvals for other jurisdictions shall be borne fully by the party seeking such approvals, unless otherwise mutually agreed.

     2.3 Bill of Materials Approval. The Bill of Materials shall be subject to review and approval by BarcoNet, and all component vendors providing materials set forth on the Bill of Materials shall be subject to qualification as a vendor to BarcoNet under BarcoNet's standards for vendor certification then in effect. Such approval shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, neither such BarcoNet approval nor such vendor qualification shall be a basis for any rejection of the Product, or condition precedent to, or a basis for any delay in, acceptance of the Product hereunder.

     2.4 Application Program Interface. Path 1 shall make reasonable efforts to provide an application program interface to be agreed to by both BarcoNet and Path 1 that will give BarcoNet the capability to tailor the Product to specific customer requests. The intent of the application program interface shall be within the scope and costs of this contract and shall adhere to the intellectual property rights of Path 1.

3.   COMPENSATION; COLLATERAL; INTELLECTUAL PROPERTY RIGHTS.

     3.1 Compensation. BarcoNet agrees to pay Path 1 a Non-Recurring Engineering Fee ("NRE") equal to One-Million Seven-Hundred Thousand United Stated Dollars (US$1,700,000) as follows:

          3.1.1 Two-Hundred Thousand United States Dollars (US$200,000) previously paid pursuant to the Parties Agreement to Negotiate dated December 22, 2000 shall be automatically applied to the NRE;

          3.1.2 Two-Hundred Thousand United States Dollars (US$200,000) shall be delivered to the escrow agent (Paul, Hastings, Janowsky and Walker or other mutually agreed upon escrow agent) upon execution of this Agreement. BarcoNet will instruct the escrow agent to deliver the Two-Hundred Thousand United States Dollars (US$200,000) to Path 1 upon mutual agreement of the escrow instructions;

          3.1.3 One Million United States Dollars (US$1,000,000) shall be paid to Path 1 on or before March 1, 2001, following the drafting and joint acceptance of the Acceptance Test Plan as evidenced by signatures of each Party's respective Program Managers. This payment shall constitute an advance which is refundable if the Product does not pass a satisfactory Acceptance Test by September 15, 2001;

          3.1.4 One Hundred Thousand United States Dollars (US$100,000) shall be paid to Path 1 upon completion of an Acceptance Test now scheduled for June 8, 2001 and delivery of the first ten (10) Units; and

          3.1.5 Two Hundred Thousand United States Dollars (US$200,000) shall be paid to Path 1 upon delivery of the remaining fifteen (15) Units and meeting one of the following two conditions:

               -  CE & UL approval; or,.
               - Fulfilling all required changes on the board and power supply to support CE and UL certification which BarcoNet must put forth before August 1, 2001, with a payment date no earlier than October 1, 2001.

     3.2 Collateral. Upon receipt of the Section 3.1.3 payment, Path 1 shall issue one hundred thousand (100,000) shares of its Class A Common Stock (the "Shares") in the name of BarcoNet into escrow as collateral to secure its contingent refund obligation under Subsection 3.1.3. Such Escrow shall be vested with Paul, Hastings, Janowsky and Walker in Irvine, California, who will also prepare the collateral agreement on behalf of the Parties to this Agreement. BarcoNet will receive the Shares from escrow if a successful Acceptance Test has not occurred by September 15, 2001 and Path 1 has not refunded the Section 3.1.3 payment by September 15, 2001. In the event a successful Acceptance Test has not occurred by September 15, 2001 (or such later date as provided in Section 10(a) hereto), BarcoNet shall be entitled to demand that Path 1 register the Shares for resale on a Form S-3 registration statement and shall thereafter be entitled to transfer or otherwise dispose of the Shares in its discretion in accordance with applicable securities law restrictions. The Shares will be issued with the following restrictive legends:

          3.2.1 THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SATISFACTION OF CERTAIN TERMS SET FORTH IN A PRODUCT DEVELOPMENT AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR SUCH HOLDER'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES IN CONTRAVENTION OF THE TERMS OF THE PRODUCT DEVELOPMENT AGREEMENT IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY OR THE DECISION OF THE ATTORNEY-ARBITRATOR REFERRED TO IN SECTION 7.3(d) HEREIN.

          3.2.2 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("THE ACT") AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION
          UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

     3.3 Intellectual Property Rights; Royalties. The Parties agree that Path 1 shall retain all Intellectual Property Rights to the BarcoNet Product, the Product, the application program interface and the Technology and retains all rights to manufacture the Product and the application program interface. BarcoNet hereby agrees to pay Path 1 Base Royalties based on per unit sales of the BarcoNet Product. The Base Royalty is based on a BarcoNet Product providing sixty-five (65) program streams. The Base Royalty is defined in 3.3.1.

          3.3.1 Base Royalty. The Base Royalty is defined as the difference between Twenty-Four Hundred United States Dollars (US$2,400) and the BOM of the mother and daughter board, excluding power supply, cables, enclosure packaging and any documentation. For purposes of determining the Base Royalty, the BOM will be re-costed on an annual basis. For example, if the value of the BOM is Nineteen Hundred United States Dollars (US$1,900), the royalty will be equal to Five Hundred United States Dollars (US$500); or,

          3.3.2 Additional Royalty. In the event Path 1 is able to develop a Product capable of delivering more than sixty-five (65) program streams, BarcoNet agrees to pay Path 1 an Additional Royalty for each such enhanced BarcoNet Product. The Additional Royalty will be calculated by use of the following equation: ((((Number of program streams x US$100) x (1-customer discount) x 0.4)-US$2,600) x 0.5)))). The Parties agree that the customer discount will not exceed 15%, unless otherwise mutually agreed in writing by the Parties.

     3.4 Payment of Royalties. BarcoNet shall pay all royalty payments as specified in Section 3.3 to Path 1 quarterly, in United States currency on the last day of April, July, October and January of each year, with respect to sales made in the just-ended calendar year quarters, each payment shall be accompanied by a detailed royalty report. Path 1 reserves the right to audit BarcoNet's books and records to the extent they relate to calculation of royalty payments due to Path 1 hereunder provided that such audit(s) be conducted not more than twice per year, during normal business hours, upon fifteen (15) days prior written notice. Any such inspection will be conducted in a manner that does not unreasonably interfere with BarcoNet's business activities. Such inspection shall be at Path 1's expense; however, if the audit reveals material discrepancies, BarcoNet agrees to pay Path 1 for the reasonable costs associated with the audit. The books and records audited pursuant to this Agreement shall not be used by Path 1 or its accountants or other agents or representatives except as necessary to prove and collect amounts due and unpaid.

     3.5 Non-Exclusive License. Subject to the terms and conditions of this Agreement, Path 1 hereby grants BarcoNet, a nonexclusive, nontransferable, worldwide, license to use, reproduce, support, demonstrate, sell and distribute through single or multiple tiers of distribution the BarcoNet Product and all end user documentation delivered as part of or together with the BarcoNet Products or otherwise provided under this Agreement. This license does not extend to any modifications of or derivative works based on the BarcoNet Product or the Product. The license does apply to any improvement and/or upgrade of the BarcoNet Product or the Product made by Path 1.

     3.6 Support Services. Training and support services for the Products shall be provided as set forth in Section 11.1 hereto. Path 1 agrees to support BarcoNet in utilization of its own enclosures.

     3.7 Purchase Option. The Parties agree that Path 1 shall have an option to purchase the BarcoNet Products from BarcoNet at a price to be determined. The Parties agree to use their reasonable efforts in reaching an agreement regarding the terms and conditions applicable to a purchase of the Product or BarcoNet Products by Path 1 on or before June 30, 2001.

     3.8 Trademark Rights. Path 1 requests and BarcoNet agrees to provide certain markings and identification, which includes the trademark(s) and/or trade name of Path 1, on the BarcoNet Products sold to Path 1. Path 1 acknowledges that initial BarcoNet Product production runs may not have Path 1 branding, but the Parties anticipate that the BarcoNet Products sold to Path 1 will display Path 1 trademarks after December 31, 2001. Such markings and identification shall be strictly in accordance with the requirements of Path 1 as set forth in Path 1's Trademark Guidelines, as provided to BarcoNet and as may be updated from time to time by Path 1. BarcoNet is not authorized to use the trademark(s) and trade names of Path 1 on any products, other than BarcoNet Products ordered by and delivered to Path 1, or for any other purpose. BarcoNet is hereby granted a limited trademark license with respect to the Path 1 trademarks set out in the above-mentioned markings and identification, solely for the above-mentioned use. All other use is prohibited. This license shall terminate on the earlier of termination of this Agreement or failure of BarcoNet to maintain the quality requirements set out in this Agreement or subsequent written communication. BarcoNet shall obtain no rights to or interest of any kind in any Path 1 trademarks or trade names other than the limited right to use set out above.

     3.9 Indemnification by Path 1. Path 1 shall indemnify and hold BarcoNet harmless from and against any and all damages, costs and expenses (including without limitation reasonable attorneys' and expert witness fees) incurred by BarcoNet in connection with any action, suit, proceeding, demand, assessment or judgment arising out of or related to any claims by third parties based on any infringement by the Path 1 trademarks, logos or trade names of any trademark, logo or trade name of any other person or entity; provided that (i) BarcoNet promptly notifies Path 1 of such action, claim or proceeding; (ii) Path 1 shall have the sole right to compromise, settle or defend any such action, claim or proceeding; provided, however, that Path 1 shall not compromise or settle any such action, claim, or proceeding in a manner that does not unconditionally release BarcoNet without BarcoNet's prior written consent; and (iii) BarcoNet provides Path 1 reasonable assistance at Path 1's request and expense in the defense of such action, claim or proceeding.

     3.10  Indemnification by BarcoNet.   BarcoNet shall indemnify and hold
     Path 1 harmless from and against any and all damages, costs and expenses (including without limitation reasonable attorneys' and expert witness fees) incurred by Path1 in connection with any action, suit, proceeding, demand, assessment or judgment arising out of or related to any claims by third parties based on mismanufacture of BarcoNet Products, including, but not limited to, the units sold to Path 1; provided that (i) Path 1 promptly notifies BarcoNet of such action, claim or proceeding; (ii) BarcoNet shall have the sole right to compromise, settle or defend any such action, claim or proceeding; provided, however, that BarcoNet shall not compromise or settle any such action, claim, or proceeding in a manner that does not unconditionally release Path 1 without Path 1's prior written consent; and (iii) Path 1 provides BarcoNet reasonable assistance at BarcoNet's request and expense in the defense of such action, claim or proceeding.

4.   TARGET FORECAST.

     The Parties anticipate the following sales forecast (based on 65 program streams), and BarcoNet agrees to use its reasonable efforts to achieve the milestones set forth in the forecast:

     (i)   Twenty-five Units in 2001;
     (ii)  Five hundred Units in 2002;
     (iii) Eight hundred Units in 2003;
     (iv)  Two Thousand Units in 2004, based on a BarcoNet designed product;
           and
     (v)   Three Thousand Units in 2005, based on a BarcoNet designed product.

5. MARKETING. Except as expressly set forth in this Agreement, both Parties agree that no press release or other marketing related release will be made prior to the execution of this Agreement. Thereafter, the Parties agree they will both will make a public disclosure that BarcoNet and Path 1 have entered into this Agreement. Path 1 may use advertising, press, promotion and/or direct sales to disclose its relationship with BarcoNet. Notwithstanding the foregoing, both Parties agree that each party may make such disclosure of this Agreement as is or shall be required by either party pursuant to applicable securities regulations.

6.   DESIGN REVIEW AND SPECIFICATION CHANGES.

     6.1 Milestones. The Parties agree to the following milestones for development and testing of the Product:

          (i) Delivery of the ATP by BarcoNet and mutual agreement thereto by March 1, 2000;
          (ii) Proof of Concept requirements are listed in "Exhibit B" and delivery of Proof of Concept by Path 1 to BarcoNet by March 31, 2001 (PG1's delivered to BarcoNet as part of Proof of Concept shall be returned to Path 1 by June 15, 2001);
          (iii) Delivery of two (2) engineering samples of the Product by Path 1 to BarcoNet by May 1, 2001;
          (iv) Path 1's completion of an Acceptance Test with BarcoNet present to witness and accept by June 8, 2001;
          (v) Delivery of thirty (30) Enclosures by BarcoNet to Path 1 by May 1, 2001;
          (vi) Delivery by BarcoNet of all Customer Furnished Equipment not owned by Path 1 by May 1, 2001 to be available for testing;
          (vii) Path 1's shipment of ten (10) Beta Units to BarcoNet by June 15, 2001;
          (viii) Path 1's completion of the remaining fifteen (15) Beta Units and all other Path 1 Deliverables, including but not limited to the Final Bill of Materials and Final Circuit Board Layout, by July 15, 2001; and
          (ix) Completion of CE and UL approval process by October 1, 2001, or fulfilling all required changes on the board and power supply to support CE and UL certification put forth by BarcoNet by October 1, 2001.

The Parties agree to use their best reasonable commercial efforts to adhere to the above schedule. However, each of the above milestones may be extended in an amount equal to one day for each day the ATP is not completed past March 1, 2001, or in an amount equal to one day for each day the thirty (30) enclosures is not delivered by BarcoNet past May 1, 2001. The Parties agree to meet at a mutually agreeable time and location to review and discuss the status of the development of the Product. The Parties further agree to promptly meet at the request of either party with respect to any material issues a party may have with the performance of the other party of its obligations under this Agreement.

     6.2 Specifications; Changes to Specifications. The Product is to be designed in accordance with the Specifications. Each party is entitled to request modification in the form of changes or additions to the Specifications at any time during the term of this Agreement. Such requests shall be submitted in writing, and shall not be deemed or considered binding unless accepted by the other party in writing. If any such modification of the Specifications is agreed, the Parties will negotiate an equitable adjustment to the Agreement, including the apportionment of any additional development, testing or tooling costs. Upon mutual agreement to any change to the Specifications, both Parties will proceed with the implementation of the prescribed changes, and the Specifications and other Exhibits to the Agreement shall be modified accordingly to reflect such agreed upon changes.

     6.3 Modifications to Specifications. The Parties agree that, upon acceptance of each Deliverable and upon Product acceptance, the Specifications shall be modified as necessary to conform to the Deliverables and the Product, as applicable, as accepted, excepting mutually agreed (in writing) deviations from the Specifications which require additional development work to achieve conformance to the Specifications. After and upon acceptance of each Deliverable and upon Product acceptance, the term "Specifications" as used herein shall refer in all cases to the Specifications as so modified.

7.   DELIVERABLES AND DELIVERY; ACCEPTANCE; AND REJECTION

     7.1 Program Managers. The Parties shall within ten (10) days after the signing of this Agreement, designate a Program Manager, who shall have the exclusive authority to make and communicate all decisions following execution of this Agreement.

     7.2 Deliverables. Path 1 and BarcoNet agree to use reasonable efforts to perform their respective Services and deliver their respective Deliverables in accordance with the schedule set forth in Section 6.1. Each party's obligations shall be contingent upon the other party successfully providing any prerequisite Deliverable in a timely fashion in accordance with the Specifications. All stated dates are date of delivery unless otherwise specified. The Parties shall use such Deliverables for testing and acceptance and marketing purposes only and shall not sell, lease or transfer the same to any third party.

     7.3  Acceptance.

(a) Each party, with the reasonable assistance of the other party if requested, will examine and test each respective Deliverable (and/or item thereof as specified in Section 6.1) of the other party upon delivery. Each receiving party shall, as soon as reasonably practicable following the delivery of same, but in no event later than fifteen (15) business days after receipt of notice of delivery: (i) accept the Deliverable (or item thereof) and so inform the other party in writing; or (ii) if the Deliverable (or item thereof) contains material Errors, reject the Deliverable (or item thereof) and provide the other party with a written statement of such material Errors. The failure of a party to respond within the specified fifteen (15) day period shall be deemed acceptance of the Deliverable. Either party may request a reasonable extension in the time to complete such testing if the same is required under the circumstances, and both Parties shall reasonably consider such requests, provided that no such extension shall be effective unless in writing and signed by a duly authorized representative of the party granting such extension.

(b) The delivering party will promptly correct the material errors set forth in the statement of material errors with respect to any Deliverable (or item thereof) and redeliver the Deliverable (or item thereof) to the receiving party within such reasonable period of time as may be agreed upon by Path 1 and BarcoNet with regard to all circumstances affecting the Product or the Deliverables. The receiving party shall, as soon as reasonably practicable after such redelivery but in no event later than fifteen (15) business days thereafter, accept or reject the redelivery in accordance with the procedure set forth in Section 7.2(a), which procedure shall be repeated until the Deliverables are accepted or the receiving party invokes the provisions of
Section 7.3 hereof.

(c) "Product Acceptance" shall be deemed to occur upon the earlier of (i) acceptance, pursuant to this Section 7.2, of all Deliverables and successful completion of the Acceptance Test with regard to the Product as set forth in
Section 6.1 or (ii) the first sale, lease, license or other distribution or transfer of a unit of BarcoNet Product by BarcoNet to a customer or other third party other than solely for test purposes. The date of such Product Acceptance shall be deemed the "date of Product Acceptance." Notwithstanding anything to the contrary contained herein, Product Acceptance shall not be conditioned upon any design or development of the Path 1 Deliverables to meet any criteria of any agency approvals other than those of the United States or Belgium.

(d) The Parties further agree that in the event a dispute arises as to whether any Deliverable (or item thereof) is acceptable under the procedure set forth in Sections 7.3(a) and 7.3(b) or as to whether the Acceptance Test has been successfully completed pursuant to Section 7.3(c), and the Parties are unable after good faith negotiation (between their respective Program Managers, and if needed, between their respective CEO's assisted by their legal counsels) to resolve such dispute, the dispute shall be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a United States attorney-engineer of a Chicago law firm, former attorney-engineer of a Chicago law firm or a retired judge with relevant engineering experience acceptable to both parties but not related to either party, whose decision shall be final and binding. Such attorney-engineer shall be appointed upon first request of either Party and shall render his decision within thirty (30) days after having accepted such appointment.

     7.4 Rejection. Should any Deliverable fail to be accepted after the third delivery of that Deliverable pursuant to Section 7.2(b) then the Parties shall promptly meet in accordance with 6.1 to resolve the problem. Any subsequent rejection of the same Deliverable (unless otherwise resolved pursuant to Section 7.2(d)) shall be deemed grounds for the rejecting party to elect to terminate this Agreement pursuant to Section 10 hereof, or may elect to accept further resubmission of the applicable Deliverable.

8. REPRESENTATIONS AND INDEMNIFICATION. Each party represents that it has full right and authority to enter into this Agreement and to perform its obligations hereunder. Each party further represents that it has full right and authority to grant the rights granted to the other party herein.

9.   CONFIDENTIALITY

     9.1 Confidential Information. "Confidential Information" means (i) any and all technical and non-technical information including inventions, works of authorship, technology, know-how, patent, copyright, trade secret, mask works and other intellectual property rights, techniques, algorithms, libraries, data, software, including without limitation the Technology, Product and associated documentation, in source code, physical or any other form, and any financial information, personnel information, business or marketing plans, (ii) any information designated by the disclosing party as confidential in writing or, if disclosed orally, designated as confidential at the time of disclosure and reduced to writing and designated as confidential in a writing delivered to the other party within thirty (30) days after such disclosure; and (iii) the term and conditions of this Agreement; provided, however that "Confidential Information" will not include information that the other party can demonstrate that (A) was public knowledge at the time of such disclosure to that party, or thereafter became public knowledge, other than as a result of actions of that party in violation hereof; (B) was rightfully known by the other party (as shown by its written records) prior to the date of disclosure to that party by disclosing party; (C) was disclosed to the other party on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the disclosing party; (D) was independently developed by the other party without use of the Confidential Information disclosed by the disclosing party (as shown by its written records); or (E) is required to be disclosed by order of a court or other governmental authority, or is otherwise required to be disclosed under applicable law, provided that the other party provides written notice thereof to the disclosing party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

     9.2 Permitted Use. Each party shall maintain in confidence all Confidential Information of the other party, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, permitted sublicensees, permitted assignees and agents, consultants, or foundries, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each party shall obtain agreement of any such person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each party shall notify the disclosing party promptly upon discovery of any unauthorized use or disclosure of the disclosing party's Confidential Information. Each party shall take all reasonable steps, both during and after the term of this Agreement, to insure that no person(s) (other than those authorized under this Agreement) shall have access to the Confidential Information of the other party. Any permitted reproduction of Confidential Information shall contain any and all confidential or proprietary notices or legends, which appear on the original unless otherwise authorized in writing by the disclosing party. Each party's obligation under this section shall survive any termination of this Agreement.

     9.3  Equitable Relief.  Each party agrees that the provisions of this
     Section 9 are reasonable and necessary for the protection of the other party and that they may not be adequately enforced by an action for damages. Therefore, in the event of a breach or threatened breach of this Section 9 by either party or any person controlled by said party, the disclosing party shall be entitled, in addition to all other remedies, to an injunction and/or restraining order enjoining the breach or threatened breach of the provisions of Section 9 or otherwise to enforce specifically such provisions against violation, without the necessity of posting any bond or other security by the disclosing party. Each party further agrees that if it shall violate any of the covenants and agreements under this Section, the disclosing party shall be entitled to an accounting and repayment of all profits, commissions or other benefits realized and/or which may be realize as a result of or arising out of any such violation. Such remedy shall be cumulative and not exclusive and in addition to any injunctive relief or other legal or equitable remedy to which the disclosing party is or may be entitled. In addition, the prevailing party shall also be entitled to its reasonable attorneys' fees and costs incurred in any action in which it is successful in establishing or defending against an alleged violation of
     Section 9.

10.    TERMINATION.  This Agreement may be terminated as follows:

(a) By BarcoNet, in the event Path 1 is unable to pass the agreed upon Acceptance Test by September 15, 2001; provided, however, that if BarcoNet is unable to complete the Acceptance Test Plan by March 1, 2001, and/or is unable to deliver all equipment and information by May 1, 2001 that is required to be delivered by BarcoNet to Path 1 for completion of the Acceptance Test, the termination date shall be extended on a day by day slip for each day said BarcoNet Deliverables are not delivered in accordance with Section 6.1;

(b) By either party, immediately upon receiving written notice, if (a) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors, or to a receiver or a trustee in bankruptcy, (b) a proceeding is commenced by or against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within sixty (60) days, or (c) the other party is adjudged bankrupt; or

(c) By either party upon sixty (60) days written notice to the other party in the event the other party breaches any of its material obligations hereunder and fails to cure same within sixty (60) days of the notice period, or if it is not reasonable to expect such a cure within that period, or does not take effective action within such period to promptly cure the material breach.

Upon termination of this Agreement, each party shall return to the other party all unlicensed Confidential Information of the other party and shall make no other or further use of such unlicensed information.

11.   WARRANTIES; DISCLAIMER OF IMPLIED WARRANTIES

     11.1 Path 1 agrees to provide a warranty for maintenance and support for the twenty-five (25) Products for a period of ninety (90) days after acceptance. Any maintenance and support of the Units required after the expiration of the ninety-day period will be charged on a time and materials basis or a maintenance contract will be offered to BarcoNet. PATH 1'S SOLE LIABILITY AND BARCONET'S EXCLUSIVE REMEDY WITH RESPECT TO BREACH OF THE FOREGOING LIMITED WARRANTY WILL BE LIMITED TO ERROR CORRECTION OR PRODUCT REPLACEMENT.

     11.2 EXCEPT AS PROVIDED ABOVE, PATH 1 MAKES NO WARRANTY, EXPRESS OR IMPLIED, AND DISCLAIMS ANY WARRANTIES WITH RESPECT TO THE PATH 1 TECHNOLOGY MODULES, PRODUCT OR DOCUMENTATION, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NON-INFRINGEMENT.

12.   GENERAL

     12.1 Force Majeure. Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes which are beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, labor shortages or disputes, and governmental actions; provided that (a) the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay in its performance, and (b) the delayed party's time for performance or cure under this Agreement shall be extended for a period equal to the duration of the cause or sixty (60) days, whichever is less.

     12.2 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other party shall be in writing, delivered by Federal Express or comparable express service, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Path 1:                 Path 1 Network Technologies, Inc.
                              3636 Nobel Drive
                              San Diego, California 92122
         Attention:           Mr. William McKnight

If to BarcoNet:               BarcoNet, N.V.
                              Luipaardstraat 12
                              B-8500 Kortrijk, Belgium
         Attention:           Mr. Nick Fielibert

     12.3 Relationship of Parties. The Parties are independent contractors. Neither company nor its respective employees, consultants, contractors or agents are agents, employees or joint venturers of the other, nor do they have any authority to bind the other by contract or otherwise to any obligation. They will not represent to the contrary, either expressly, implicitly, by appearance or otherwise. Each party will determine, in its sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that each party will at all times comply with applicable law.

     12.4 Use of Name. Except as provided in Section 3.7, neither party will, without first obtaining the others prior written consent, be entitled to use the name of the other party in promotional, advertising and other materials.

     12.5 Personnel. The respective employees, consultants, contractors and agents of each party will observe the working hours, working rules and holiday schedule of the other while working on the other's premises. Notwithstanding the foregoing, employees of a party shall be and remain employees of that party and shall not be deemed or claim to be employees of the other party even when working on such other party's premises.

     12.6 Employment Taxes and Benefits. Each party shall be responsible for any and all employment taxes and benefits payable to its employees, representatives, contractors, subcontractors and other engaged by it to perform Services hereunder and in no event shall either party look to the other for such payments.

     12.7 Other Tax Implications. The purpose of development of the Deliverables under this Agreement is to demonstrate that the Product developed hereunder will conform to the Specifications. The Deliverables have no intrinsic value as an item. As such, no value added, sales, or use taxes have been assessed or are anticipated to be required as a result of the Services performed under this Agreement.

     12.8 Export Controls. Both Parties shall comply with all applicable United States laws and regulations respecting the export or re-export, directly or indirectly, of any technical data acquired from the other under this Agreement or any BarcoNet Product, Product or Deliverables utilizing any such data.

     12.9 Assignment. Except as expressly provided herein, neither party may assign or delegate this Agreement, or any of its respective rights or obligations hereunder without the prior written consent of the other party hereto. Notwithstanding the foregoing, BarcoNet shall have the right to transfer its rights hereunder to any company which is wholly owned by BarcoNet provided such successor or subsidiary agrees in writing to be bound by all the terms and conditions of this Agreement that are applicable to BarcoNet, and Path 1 may assign this Agreement to any company which acquires Path 1.

     12.10 No Waiver. Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

     12.11 No Rights in Third Parties. This Agreement is made for the benefit of BarcoNet and Path 1 and not for the benefit of any third parties.

     12.12 Counterparts. This Agreement may be executed in one or more counterpart, each of which shall be deemed an original, but collectively shall constitute but one and the same instrument.

     12.13 Headings and References. The headings and captions used in this Agreement are used for convenience only and. are not to be considered in construing or interpreting this Agreement.

     12.14 Construction. The Parties and their respective counsel have negotiated this Agreement. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

     12.15 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A. without giving effect to the principles of conflicts of law thereunder. Except that the Parties shall have access to the courts to seek injunctive or other equitable relief, all disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Arbitration shall be held in Chicago, Illinois, U.S.A.

     12.16 Severability. If for any reason an arbitration forum or a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement shall continue in full force and effect.

     12.17 Complete Agreement. This Agreement, including all Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of this Agreement shall be binding unless in writing and signed by duly authorized representatives of both Parties. To the extent any terms and conditions of this Agreement conflict with the terms and conditions of any invoice, purchase order or purchase order acknowledgement placed hereunder, the terms and conditions of this Agreement shall govern and control.

     12.18 Survival. The provisions of Sections 3, 9, 10 and 11 shall survive the expiration or termination of this Agreement for any reason.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Path 1 Network Technologies Inc.:               BarcoNet, N.V.:
By: /s/ Richard B. Slansky                      By: /s/ Erik Dejonghe
Name: Richard B. Slansky                        Name: Erik Dejonghe
Title: Chief Financial Officer                  Title: Director

Date:   13 Feb 2001                             Date: 12 Feb 2001


                                   "EXHIBIT A"

                            Requirement Specification
                                     PGA-100
                                      V 1.0


Table of contents
1    Introduction                                                            3
2    Physical  interface description                                         3
  2.1  Network interface                                                     3
  2.2  ASI output interfaces                                                 3
  2.3  Serial interfaces                                                     3
3    Logical interface definition                                            3
  3.1  Input                                                                 3
  3.2  Output                                                                3
4    Processing                                                              4
5    Configuration and management                                            4
6    Mechanical Specifications                                               5
7    Power                                                                   5
8    Environmental Specifications                                            5
  8.1  Temperature                                                           5
  8.2  Humidity                                                              5
  8.3  Heat dissipation                                                      5
9    Safety Standards                                                        5
10   References                                                              6

1    Introduction
Following document describes the BarcoNet requirements for the PGA-100 IP to ASI interface. Next to the equipment requirements, a list of milestones with relevant deliverables is presented.First version is the unit developed by Path 1 under this contract and delivered as the "beta-version".Future versions mentioned in this document will require no hardware upgrades.

2    Physical  interface description

2.1   Network interface
- The PGA-100 will have 1 fixed network interface. With a fixed 850 nm fiber optic input with SC-duplex connector full mode as per 1000-baseSX standard[IEEE 802.3z]

2.2   ASI output interfaces
- The PGA-100 will have 4 output Asynchronous Serial Interfaces (ASI) as per [EN 50083-9]
-   Connector: BNC - 75?
- ASI outputs will support the "ASI byte burst" mode (i.e. payload bytes are inserted into the ASI stream at regular intervals).
- ASI transmission will use MPEG-2 Transport stream packets of 188 bytes as defined in [IEC 13818-1].

2.3   Serial interfaces
-   RS-232 external interface for configuration

3    Logical interface definition

3.1   Input
-   MPEG-2 Transport Stream mapped on IP.
- In the case of CBR traffic, the unit should handle following 2 mapping methods:
    - MPEG-2 TS in RTP [RFC-1889] over UDP [RFC-768] over IP as per [RFC-2250], section 2.3. The Payload Type bits in the RTP header should be set to 33, as per [RFC-1890]. The unit will accept RTP packets, but will not use the RTP header parameters in the process.
    -   MPEG-2 TS directly over UDP over IP.
- In the case of VBR traffic, only the first method (RTP/UDP/IP) shall be used. VBR traffic will not be implemented in the first version.
- The UDP port number shall be an even number and programmable from 49152 to 65534. (In Annex A, a UDP port assignment, used for automatic PID-mapping, is proposed).
- Each RTP/UDP session will contain one and only one Single Program Transport Stream (SPTS).
-   The SPTS will contain a PAT and PMT.
-   The program in the SPTS will contain up to 16 PIDs.
- The unit will accept constant bit-rate streams at the input. Although not implemented in the first version, the unit should be prepared to handle variable bit-rate streams in future versions.
-   Maximum network jitter to handle: 500ms.

3.2   Output
- Each ASI output will have one constant bit-rate Multiple Program Transport Stream containing a multiplex of different programs at the input.
- The maximum output bit-rate of each ASI output shall be at least 112Mbit/s when configured for 2 outputs. The maximum output bit-rate shall be at least 300 Mbit/s when 4 outputs are configured. The accumulative maximum outgoing bit-rate from the unit will be at least 300 Mbit/s.
- The output bit-rate can be set by the user. Null packets shall be generated as necessary to satisfy the requested bit-rate.
- Content containing data (video, audio, private data) and MPEG2 'Null packets' shall be distributed as uniform as possible in the output stream (reduce burstiness), to protect input buffers in decoders or multiplexers against overrun.
- A minimum of 65 programs can be forwarded to the output (the 4 ASI output interfaces), but Path 1 will make every effort to provide for an output program number of 90.
- PCR shall be corrected to meet a worst case jitter of +/- 140 ns (after acquisition time)
- For each ASI output, a valid PAT and PMT shall be generated. A static NIT will be played out. All tables will have a programmable play-out time with the default play-out interval according to [IEC 13818-1] and [ETR 211]:
    -   PAT: every 0.5s
    -   PMT: every 0,5s for each PID referred to in the PAT
    -   NIT: every 10s

4    Processing
- The unit will extract the MPEG-2 packets out of the IP/UDP/RTP streams and multiplex the selected SPTS to one of the 4 MPTS and forward the MPTS to the ASI output.
-   Each SPTS will be multiplexed in one and only one outgoing MPTS.
- The mapping of the programs in the SPTS-sessions to one of the 4 output-MPTS will be defined using one of following 2 methods:
    - An automatic mapping rule, based on the UDP destination port number. This is described in Annex A.
    - A mapping table defining the relations between the programs at the input and the programs in the output stream. Each entry in this table shall have an 'enable/disable' flag.
- The PIDs in the outgoing TS will be mapped as follows: Each PID (in the order of appearance within the input PMT) will be mapped to an incrementing integer number, starting from (prog_num+1) * 16. The PID from the PMT will be mapped to (prog_num+1)*16. The PID for the PCR will be mapped to (prog_num+1) * 16 + 1.
- Incoming PAT and PMT will be used to generate a valid outgoing PAT and PMT. All descriptors in the incoming PAT and PMT will be copied in the outgoing PAT and PMT thus forwarding all necessary information.
- A NIT, static stored in the device or updated from the NMS will be inserted in each output stream.
- 4 "By-Pass" UDP ports shall be designated, one for each output ASI port. All IP encapsulated TS packets sent to these UDP ports will be passed-through, in the sense no parsing/processing will be done on these TS packets (except for possible PID-remapping when a PID conflict arises). The transmission of TS packets received from these UDP ports shall be clocked at a user-specified rate (default: 30 kbps).
- The unit will remove the jitter on the TS packets induced by the IP-network. The resulting packet stream will be fully MPEG-2 compliant, i.e. will have the jitter requirements as defined in section 4.2.
- The maximum acquisition time for the input stream with a network jitter of 50 ms (for an output stream jitter of +/- 140ns) is 100.5 seconds. In the case of a network jitter of 500 ms the acquisition time for an output jitter of 5 us is 40 s and for 500 ns PCR output jitter, the acquisition time will be 105 s. Path 1 will target a 10 s acquisition time for a 5 ms network jitter and a 500 ns PCR jitter.

5    Configuration and management
-   The unit will be configurable and manageable using SNMP version 2
-   Implemented MIBs: MIBII and Gigabit Ethernet MIB or their subset.
-   Configurable items
    -   Bit-rate of each output-ASI interface
    -   If implemented: program mapping table
-   Items to monitor
    -   Input programs (with related PID allocation and UDP port number)
    - Output programs on each ASI transport stream (with related PID allocation)
-   Alarms shall be logged, SNMP traps shall be sent.
- Following alarms shall be generated (generated alarms not limited to this list):
    -   Stream loss at the input (framing invalid)
    -   Requested program in table not available at the input
-   RS-232 control for configuration of box parameters such as IP-address.
- The unit shall be prepared to be able to subscribe to multicasts and shall therefore be ready to support IGMP in the future. Path 1 will support IGMP on the first version under the following conditions:
    -   BarcoNet provides the IGMP source
    -   Path 1 agrees to the schedule
- The unit will support TFTP file transfer for table payload download, for example the NIT table.
- LED indicators on front panel: 4 LED's indication power, Ethernet activity, status (ports are on), fault.
- A second internal RS232 port will be available supporting the same functionality as the above mentioned external RS232 port (at a minimum IP address setting)

6    Mechanical Specifications
The unit will have the standard BarcoNet 1U dimensions, with standard BarcoNet front.

Dimensions                         18.5 depth x 19 width x 1.75 Height (inch)
                                   470 depth x 483 width x 44.5 Height (mm)

BarcoNet will provide the final box for the first version.

7    Power
AC power

Nominal voltage range              100-240 Vac 47-63 Hz (full continuous range)
Normal service voltage range       85 - 264 Vac

Power supply provides 5V @ 45W nominal and 60W peak

8    Environmental Specifications

8.1   Temperature

Ambient temperature range

    within specs                 10 to 40degC/ 50 to 104degF
    Operation                    0 to 45degC/ 32 to 113degF
    storage                      -20 to 70degC/ -4 to 158degF

8.2   Humidity
The unit shall operate in a humidity of 0 to 90% (non condensing)

8.3   Heat dissipation
Heat shall be dissipated from the card via forced cooling into the surrounding air.

9    Safety Standards
-   CE - IEC 950
-   UL-1950

10    References
[EN 50083-9]   "Interfaces for CATV / SMATV Head-ends and Similar Professional
               Equipment", DVB Document A010 rev. 1, May 1997 / CENELEC EN
               50083-9.
[IEEE 802.3z]  "Gigabit Ethernet 1000BASE-SX PMD", IEEE standard 802.3z.
[IEC 13818-1]  "Information Technology - Generic Coding of Moving Pictures and
               associated Audio, Recommendation H.222.0 (Systems)", ISO/IEC
               13818-1. [RFC-1889]	"RTP: A Transport Protocol for Real-Time
               Applications", H. Schulzrinne et al., Lawrence Berkeley National
               Laboratory, January 1996.
[RFC-768]      "User Datagram Protocol", H.Postel, ISI, 28 August 1980.
[RFC-2250]     "RTP Payload Format for MPEG1/MPEG2 Video", D. Hoffman et al.,
               AT&T Labs Research, January 1998.
[RFC-1890]     "RTP Profile for Audio and Video Conferences with Minimal
               Control", H. Schulzrinne, GMD Fokus, January 1996.
[ETR 211]      "Digital Broadcasting Systems for Television; Implementation
               Guidelines for the use of MPEG-2 Systems; Guidelines on Implementation and usage of Service Information", ETR-211


Annex A: Preliminary program mapping definition using the UDP-destination port. To foresee an easy packet-routing at the receiver, the destination port will be defined as follows:

0    1    2    3    4    5    6    7    8    9    10    11    12    13   14  15
1  / 1  /Reserved / Output ASI-ports /           Program number             / 0

-   Bit 0, 1: set to 1: only these UDP ports can be used freely
-   Bit 2, 3: Reserved for future use
-   Bit 4 - 7: ASI output number to which MPTS this SPTS should be mapped to
-   Bit 8 - 14: Program number in the output SPTS
- Bit 15: should be 0. Even address = RTP part of session. Odd address is the RTCP part of session.


                                  "Exhibit B"
                               Proof of Concept

-   This Proof of Concept test will be performed at BarcoNet Belgium.
-   Using the PG1 at both source and destination.
- The source unit will have 1 ASI input and GbE output, the destination unit will have a GbE input and 1 ASI output.
- The unit will encapsulate/de-encapsulate MPEG-2 packets of the selected program out of the IP stream and forward them on an SPTS on the ASI output. The unit will not perform multiplexing, therefore only one program will be handled at a time.
-   Demonstration will be timestamp based instead of FIFO-based.
-   PAT and PMT tables from the input will be forwarded.
- The unit will reduce the network induced packet jitter delivering a correct MPEG-2 TS.
- The unit will be connected to a BarcoNet remultiplexer and decoder to prove compatibility.
-   An MPEG-2/DVB Analyzer will be used to check output stream correctness.
- BarcoNet people will be trained for 2 days at Path 1. The training will be conducted at Path 1 expense the travel and lodging expenses will be born by BarcoNet. After that, the PG-1 boxes will be sent to BarcoNet. Path 1 will supply the boxes and BarcoNet will cover the cost of shipping the boxes to Belgium and return them when complete.


                                  "Exhibit C"
                              Beta Unit Release


- These twenty-five (25) units will have, as much as possible, the definitive HW (HW that will be used in real production).
- The SW of these units will be the first sellable SW-versions, with all initial functionality as defined in the requirements specification.
- The HW tests the units will undergo (at BarcoNet) are described in following table:
    -   Ripple-current  measurement for critical Elco's
    -   Infra red thermal measurement
    -   Interference test conducted
    -   Interference test radiated
    -   ESD test
    -   Single fault conditions
    -   Electrical specs verification (over temp range)
    -   Safety test
    -   Drop test with provisional packaging
    -   ETP (environmental test program) (humidity, vibration)
    -   HALT Test
    -   Reproducibility analyses
    -   3 x burn-in time
    -   Acceptance tests by QA
    -   Acceptance tests by Sales Team

- At least twenty-five (25) of the units will be sent to BarcoNet. The units will be used for integration testing, HAL-testing and commercial demonstrations.